Exhibit 99.1

STANDSTILL AGREEMENT

STANDSTILL AGREEMENT (the “Agreement”), dated November 3, 2010, by and among Republic Services, Inc., a Delaware corporation (the “Company”), Cascade Investment, L.L.C. (“Cascade”) and the Bill & Melinda Gates Foundation Trust (the “Trust”).

WHEREAS, Cascade holds 55,404,169 shares of Common Stock which may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade, and the Trust beneficially owns 1,350,000 shares of Common Stock, which may be deemed to be beneficially owned by William H. Gates III and Melinda French Gates (collectively, “Gates”) as Co-Trustees of the Trust;

WHEREAS, the parties hereto wish to provide for a constructive, orderly and mutually beneficial relationship between themselves;

WHEREAS, one or both of Cascade and the Trust propose to acquire Beneficial Ownership of additional shares of Common Stock in one or more transactions from time to time, in open market purchases, block transactions, privately negotiated transactions or otherwise, pursuant to which each of Gates, Cascade, and the Trust may become an “interested stockholder” as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”, and such future transactions that collectively result in Gates, Cascade, and the Trust becoming interested stockholders, the “Stock Purchases”);

WHEREAS, Gates, Cascade, and the Trust generally would be subject to certain restrictions under Section 203 of the DGCL if they should proceed with the Stock Purchases in the absence of the prior approval thereof by the Board of Directors of the Company and Cascade and the Trust have requested that the Company’s Board of Directors consider approving the Stock Purchases in accordance with Section 203 of the DGCL and, in connection with obtaining such approval, Cascade and the Trust have agreed to enter into this Agreement; and

WHEREAS, the Board of Directors has approved the Stock Purchases to be made on or before February 9, 2011, (the “203 Expiration Date”) in accordance with Section 203 of the DGCL.

NOW, THEREFORE, the parties hereto agree as follows:

1.         Certain Definitions.

(a)        “Acquisition Transaction” shall mean the acquisition or purchase of all or substantially all of the consolidated assets or securities of, or any merger, consolidation or other form of business combination with, the Company.

(b)        “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Exchange Act Rules”) as in effect on the date hereof (the term “registrant” in Rule 12b-2 meaning in this case the Company, the Trust or Cascade, as the case may be); except that, for the purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be Affiliates of the Trust or Cascade and the Trust and Cascade shall not be deemed to be an Affiliate of the Company and its subsidiaries.

(c)        A Person shall be deemed the “Beneficial Owner” and have “Beneficial Ownership” of and shall be deemed to “Beneficially Own” any securities:

(i)         which such Person or any of such Person’s Affiliates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act Rules;

(ii)        which such Person or any of such Person’s Affiliates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)       which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting or disposing of any such securities.

(d)       “Common Stock” shall mean the shares of common stock, $0.01 par value per share, of the Company.

(e)        “Independent Investment Banker” shall mean a nationally recognized investment banking firm selected by the affirmative vote of the Board of Directors of the Company.

(f)        “Permitted Acquisition Transaction” shall mean any Acquisition Transaction by any Person available to all holders of shares of Common Stock (A) that is a tender offer (with a mandatory clean-up or back-end merger at the same per share price and form of consideration) or (B) that requires a stockholder vote and, in the case of each of clauses (A) and (B) above, satisfies the following conditions:

(1)        it is recommended by the Board of Directors of the Company; and

(2)        the Board of Directors of the Company shall have received a written opinion of an Independent Investment Banker that the consideration which the holders of shares of Common Stock shall be entitled to receive in such Acquisition Transaction is fair to such stockholders from a financial point of view.

(g)        “Person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any Person and any other Person with whom such Person or an Affiliate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any securities.

(h)        “Standstill Period” shall mean a period of time beginning on the date of this Agreement and ending on the date of termination of this Agreement.

2.         Restrictions on Purchases.

(a)        During the Standstill Period, each of the Trust and Cascade agrees that it shall not, and agrees that it shall cause its current and future subsidiaries and Affiliates (which shall include Persons that it controls, is controlled by or is under common control with) not to (the Trust, Cascade and such subsidiaries and Affiliates being referred to as the “Prohibited Persons”), directly or indirectly, without the prior written approval of the Board of Directors of the Company:

(1)        acquire, propose or agree to acquire, by purchase or otherwise, shares of Common Stock if such acquisition would result in the Prohibited Persons collectively having Beneficial Ownership of 25% or more of the then outstanding shares of Common Stock (such percentage of the then outstanding Common Stock, the “Percentage Limitation”) except (i) by way of stock dividends or other distributions by the Company made available to holders of shares of Common Stock generally or (ii) pursuant to a Permitted Acquisition Transaction;

(2)        form or join any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to shares of Common Stock other than a group, if any, consisting solely of Gates, the Trust, Cascade and/or any of their subsidiaries;

(3)        deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement or similar arrangement with respect to the voting of such shares of Common Stock;

(4)        become a “participant” in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A under the Exchange Act) to vote or solicitation of written consents to action, or to seek to influence any Person with respect to the voting of, any shares of Common Stock, except in accordance with matters recommended by the Board of Directors of the Company; or

(5)        take any action, alone or in concert with any other Person or “group” within the meaning of Section 13(d)(3) of the Exchange Act, to seek control of the Company or otherwise seek to circumvent the limitations of the provisions of this Agreement.  Without limiting the generality of the foregoing and other than in compliance with this Agreement, each of the Trust and Cascade shall not, and shall cause the Prohibited Persons not to, (i) present to the Company or to any third party any proposal that can reasonably be expected to result in a change of control of the Company or in any increase of the Prohibited Persons’ Beneficial Ownership beyond the Percentage Limitation, (ii) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another Person engage in a transaction or group of transactions that would result in a change of control of the Company or in any increase of the Prohibited Persons’ Beneficial Ownership beyond the Percentage Limitation, or (iii) initiate, request, induce or attempt to induce or give encouragement to any other Person to initiate any proposal that can reasonably be expected to result in a change of control of the Company or in any increase of the Prohibited Persons’ Beneficial Ownership beyond the Percentage Limitation.

(b)        Anything to the contrary contained in Section 2(a) notwithstanding:

(1)        for the avoidance of doubt, nothing in Section 2(a) shall apply to any portfolio company of Gates, the Trust or Cascade with respect to which none of Gates, the Trust, or Cascade nor any of their subsidiaries is the party exercising control over the decision to acquire or purchase or otherwise obtain Beneficial Ownership of, or the voting of, shares of Common Stock, provided that such portfolio company is not acting at the request or direction of Gates, the Trust, Cascade or any of their subsidiaries;

(2)        there will not be a deemed violation of Section 2(a) if the Beneficial Ownership of then outstanding shares of Common Stock by the Prohibited Persons exceeds the Percentage Limitation solely as a result of an acquisition of shares of Common Stock by the Company or its subsidiaries (including without limitation as a result of a redemption or repurchase by the Company of any shares of Common Stock) that, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock Beneficially Owned by the Prohibited Persons, provided that no Prohibited Person acquires Beneficial Ownership of additional Common Stock in violation of Section 2(a) after Cascade and the Trust have been notified by the Company of such acquisition of shares of Common Stock by the Company or its subsidiaries; and

(3)        nothing contained in Section 2(a) shall prevent any Prohibited Person from voting any shares of Common Stock then Beneficially Owned by such Prohibited Person in any manner.

(c)        For purposes of determining compliance with this Section 2 and determining the number of shares of Common Stock outstanding at any given time, the Trust and Cascade shall be entitled to rely without independent investigation upon the most recent publicly available Form 10-K, Form 10-Q or Form 8-K (or any successor form) of the Company filed with the Commission reporting the number of shares of Common Stock then issued and outstanding.

3.         Representations.

(a)        The Company represents and warrants to each of the Trust and Cascade that:

(1)        The Company has the requisite corporate power to enter into, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and

(2)        The execution and delivery of this Agreement by the Trust and Cascade and the Stock Purchases in accordance with this Agreement will not violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, (A) the Certificate of Incorporation of the Company, as amended, or Bylaws of the Company, as amended, (B) Section 203 of the DGCL or (C) any contract, permit, order or other law applicable to the Company, except (as to clause (C) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

(b)        Each of the Trust and Cascade severally and not jointly represent and warrant to the Company that:

(1)        It has the power to enter into, deliver and perform its respective obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding obligation of each of it enforceable against it in accordance with its terms; and

(2)        The execution and delivery of this Agreement by it and the Stock Purchases in accordance with this Agreement will not violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any organizational documents of, or any contract, permit, federal law or order applicable to, it except for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on it.

4.         Specific Enforcement.  Each of the Company, the Trust and Cascade,  acknowledge and agree that each would be irreparably harmed and would have no adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, it is agreed that, in addition to any other remedies which may be available, the parties shall be entitled to obtain temporary and permanent injunctive relief with respect to any breach or threatened breach of, or otherwise obtain specific performance of, the covenants and other agreements contained in this Agreement.

5.         Governing Jurisdiction.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court and any state appellate court therefrom, or if such court shall not have jurisdiction, any federal or other state court of the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any such court.  Each party hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  Each party hereto irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 5 shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

6.         Miscellaneous.

(a)        Expenses.  Each party shall bear the expenses of its attorneys, investment advisors or other costs it has incurred.

(b)        Entire Agreement; Amendments.  This Agreement, together with the Resolutions of the Board of Directors of the Company approving this Standstill Agreement and the related purchase of Common Stock by one or both of Cascade and the Trust,  embody the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto.  This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought and in the case of the Company only upon the approval of a majority of the Board of Directors.

(c)        Termination.  This Agreement will remain in full force and effect until the earliest to occur of the following (as a result of which this Agreement shall immediately terminate and cease to be in full force and effect): (i) termination by the  written agreement of each of the Company, the Trust and Cascade; (ii) upon written notice by the Trust and Cascade to the Company, any time after a third party other than the Trust or Cascade or any of their respective subsidiaries or Affiliates  (A) commences (for the purposes of Rule 14d-2 under the Exchange Act Rules) a tender offer or exchange offer for at least 50% of the outstanding shares of Common Stock; or (B) enters into a definitive agreement with the Company contemplating the acquisition (by way of merger, tender offer, consolidation, business combination or otherwise) of at least 50% of the outstanding shares of Common Stock or all or any material portion of the consolidated assets of the Company; (iii) upon written notice by the Trust and Cascade to the Company, any time after the Trust and Cascade in the aggregate  have acquired Beneficial Ownership of 15% or more of the outstanding shares of Common Stock but thereafter have disposed of shares of Common Stock such that their aggregate Beneficial Ownership at such time is less than 15% of the then outstanding shares of Common Stock; (iv) the third anniversary of the date hereof; or (v) on the 203 Expiration Date, if Cascade and the Trust  are not as of the 203 Expiration Date the Beneficial Owners in the aggregate of 15% or more of the outstanding shares of Common Stock.

(d)       Headings.  The section headings are for convenience only and shall not affect the construction of any provision of this Agreement.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.

(e)        Counterparts.  This Agreement may be executed by the parties hereto in counterparts, and each such executed counterpart shall be an original instrument and all of such counterparts together shall be deemed to be one and the same instrument.

(f)        Notices.  All notices, requests, service of process and other communications hereunder shall be validly given, made or served, upon delivery, if in writing and delivered personally, by telex (except for service of process) or sent by registered mail  (except for service of process), postage prepaid, to the parties at the following addresses (or at such other address as shall be specified by like notice):

if to the Company:

Republic Services, Inc.
18500 N. Allied Way
Phoenix, AZ 85054
Attention: General Counsel
Facsimile: (480) 627-2703

with a copy to:

Mayer Brown
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Jodi Simala
Facsimile: (312) 701-8436

if to Cascade:

Cascade Investment, L.L.C.
2365 Carillon Point
Kirkland, Washington 98033
Attention: General Counsel
Facsimile: (425) 803-0459

if to the Trust:

Bill & Melinda Gates Foundation Trust

2365 Carillon Point
Kirkland, Washington 98033
Attention: General Counsel
Facsimile: (425) 803-0459

(g)        Governing Law.  This Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(h)        Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)         Waiver.  No failure or delay on the part of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise of any other power, right or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(j)         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and the parties agree to negotiate in good faith an amendment to this Agreement to cure any such invalidity or unenforceability in a manner designed to most closely effect the purpose of such term or provision.

(k)        Further Assurances.  At the request of either party hereto, the other party hereto shall execute and deliver to such party such documents and instruments as may be reasonably necessary to implement or evidence the foregoing.

(l)         Business Days.  Any action which is required to be taken hereunder shall be taken on a business day and where the date required for any action hereunder does not fall on a business day, such action shall be taken on the next calendar day which is a business day.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

REPUBLIC SERVICES, INC.

By:	/s/ Michael Rissman
Name:	Michael Rissman
Title:	Executive Vice President

CASCADE INVESTMENT, L.L.C.

By:	/s/ Michael Larson
Name:	Michael Larson
Title:	Business Manager

BILL & MELINDA GATES FOUNDATION TRUST

By:	/s/ Michael Larson
Name:	Michael Larson
Title:	Authorized Representative